DISTRIBUTION PLAN
OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST (CLASS I)
 SCHEDULE A
PORTFOLIOS
Guardian Portfolio
Large Cap Value Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Short Duration Bond Portfolio
Socially Responsive Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED: May 1, 2017